CODE OF CONDUCT Growing with Integrity

2Veralto Code of Conduct | Growing Through Integrity f Conduct Our Unifying Purpose & Values Our Unifying Purpose: Safeguarding the world’s most vital resources Our Values: We serve humanity with purpose and integrity We unlock ingenuity for customer success We deliver results as a team We continually improve for enduring impact

3Veralto Code of Conduct Growing Through Integrity Know Our Code 5 • Who must follow Our Code Understand Your Responsibilities 7 • Additional Responsibilities of Veralto Leaders • Making the Right Decision Asking Questions and Reporting Concerns 10 • How to Use Speak Up! • Confidentiality • Retaliation is Prohibited • Accountability and Discipline Our Team Respect in the Workplace 13 • Diversity, Equity and Inclusion • Harassment Health and Safety 16 • Workplace Violence Data Privacy 18 Our Customers and Partners Fair Dealing and Supplier Relations 20 Regulatory Requirements 22 • Product Quality and Safety Doing Business with the Government 23 • Cooperating with Investigations Conflicts of Interest 25 • Disclosures and Approval Gifts and Entertainment 27 • Gifts and Entertainment - Government Officials Competitive Intelligence 29 Our Company Record keeping and Financial Reporting 31 • Records Management and Legal Holds Confidential Information 33 • Intellectual Property Protecting Inside Information 35 Use of Company Assets 36 • Cybersecurity External Communications 38 Using Social Media 39 Our World Community Involvement 41 Human Rights 42 Fair Competition • Industry Meetings Anti-bribery, Anti-corruption 44 International Trade 46 • Export Regulations • Import Regulations • Export and Import Regulations • Anti-Money Laundering Laws Political Activity and Contributions 48 Environmental Protection and Sustainability 49 A Final Word Ethics and Compliance at Veralto 51 Additional Ethics and Compliance Resources 52 Table of Contents

Veralto Code of Conduct 4 At Veralto, everything we do helps ensure the safety and delivery of the world’s food, water, goods, and medicines. What we accomplish today improves lives tomorrow, and to do this effectively, we commit to operating with the highest ethical standards. This commitment is embodied in our purpose and values. By serving humanity with purpose and integrity, unlocking ingenuity for customer success, delivering results as a team, and continually improving for enduring impact, we can accomplish great things and make a positive difference around the world. Our Code of Conduct sets forth the standards by which we conduct our operations. It covers a range of topics, from the use of corporate resources to gifts, conflicts of interest, and data privacy. It addresses cybersecurity and conveys our view of a diverse workplace that is free of harassment and welcoming to all associates. It applies to all associates and sets a clear expectation that our standards must be followed in all job-related activities, regardless of business pressures. Veralto leaders have additional responsibilities: to lead by example, and to help others understand and meet their ethics and compliance responsibilities. Veralto is fortunate to have outstanding associates throughout our organization. We know that we can count on each of you to use good judgment and, when in doubt, to ask for help. Thank you for your continued hard work and dedication to our purpose: Safeguarding the World’s Most Vital Resources. Jennifer L Honeycutt President and Chief Executive Officer Veralto A Message from Jennifer L Honeycutt

Growing Through Integrity

6Veralto Code of Conduct | Growing Through Integrity Growing through Integrity ensures that we will not only be proud of our success, we will also be proud of how we achieve our success. Welcome to our Code of Conduct (“Code”). From time to time all of us face difficult business decisions. At Veralto, when these situations occur, we are fortunate to have resources to turn to for help. We can rely on one another, on our leaders and on subject matter experts throughout the Company. But just as important, we also have the Veralto Values which provide a framework for our decisions. (Throughout the Code, “Veralto” or the “Company” refers to Veralto Corporation, all Veralto companies, and its direct and indirect subsidiaries). The Code is intended to help us apply the Veralto Values, our policies, and the law to make the best decisions for ourselves, our colleagues, our customers and Veralto. Of course, the Code cannot cover every situation. If you need additional information or guidance you can contact any of the resources listed throughout the Code. More detailed policies on specific topics are also available on Veralto Connect. Our Code applies everywhere we do business. Associates are expected to comply with the formal requirements of the Code, applicable laws and regulations, and Company policies. If there is a conflict between the requirements of our Code and the laws, customs or practices in a particular region, talk with your manager or the Legal Department to determine the best course of action. Know Our Code

7Veralto Code of Conduct | Growing Through Integrity Who Must Follow Our Code? Our Code applies to all Veralto associates and, when they are acting on behalf of Veralto, all directors of Veralto Corporation or any of its direct or indirect subsidiaries. We also expect anyone acting on our behalf to conduct themselves in a manner consistent with our Code and other policies. This includes our suppliers, channel partners, consultants, independent contractors, logistics providers, and business partners. Appropriate measures may be taken if a business partner fails to meet our Code or their contractual obligations.

8Veralto Code of Conduct | Growing Through Integrity You have a responsibility to yourself, your fellow associates and the Company to conduct business legally and ethically. Make sure you understand our Code and policies and pay attention to the policies that apply to your job responsibilities. If you are unclear about your responsibilities, or what the right thing to do is, talk to your manager or access any of the other resources listed in our Code, including Speak Up! and the other resources listed in the Veralto Escalation Policy. Do your best to prevent violations of our Code and policies before they occur and if you suspect that there has been a violation, let someone know. Ignoring problems only makes these violations worse. When you act, and Speak Up!, you help us address problems that could harm others or our Company. Additional Responsibilities of Veralto Leaders If you are a leader or manager you have additional responsibilities to help us meet our high standards of ethics and compliance: Lead by example and be a role model for ethical behavior Be a resource for others. Communicate to associates and business partners how the Code and policies apply to their daily work and help them to understand the importance of a strong ethics and compliance culture. Create an environment where associates understand their responsibilities and feel comfortable raising concerns without fear of retaliation. Consider ethics and compliance when hiring, evaluating and rewarding associates. Q: I am a manager. If I observe misconduct in an area not under my supervision, am I still required to report the issue? I would rather not get involved. A: You are chiefly responsible for associates under your supervision, but all associates – and especially leaders - are required to report any misconduct they become aware of. The best approach is to talk first with the manager who oversees the area where the problem is occurring, but if this doesn’t work, or is not feasible, you should use any of the other resources listed in the Code. And remember: if there is misconduct at Veralto it is everyone’s problem. Understand Your Responsibilities

9Veralto Code of Conduct | Growing Through Integrity Making the Right Decision Making the right decision is not always easy. There will be times when you may be under pressure or unsure of what to do. Always remember that resources are available to help, including those listed in the Code. When faced with a difficult decision, it may help to ask yourself these questions: Does it feel right? Are you confident that it is the right thing to do, or do you have doubts? Do you believe it’s consistent with the Veralto Values, our Code, and policies? If it were made public, would you still be confident about your decision? Would you be willing to be held accountable for your actions? Is it in the best interest of our customers, associates, the Company, and the community? The Warning Signs of a Questionable Decision When decisions are being made, listen for the following comments, they could signal that the decision is inconsistent with the Veralto Values, ethics and compliance: “Don’t worry about it. No one will find out.” “We need to do whatever it takes.” “We need to keep this decision to ourselves – no one else needs to know.” “That’s how they do business here,” “Everyone else is doing it this way.” Closing the Loop Ethics and compliance at Veralto must continually evolve to stay current with new and emerging risks and regulations. Once you have decided, ask yourself the following additional question: Do you believe there are sufficient standards, policies and resources in place to address the issue you faced – or should more be done? If you used the Speak Up! process, were you satisfied with the way it worked – or should improvements be made? If you believe more should be done, contact your manager or any of the resources listed in the Code. Your suggestions will help us improve our ethics and compliance program.

10Veralto Code of Conduct | Growing Through Integrity Everyone must do their part if we are to maintain our high standards for ethics and integrity. If you believe that a violation of law, our Code or policies has occurred, Speak Up! You do not need to be certain of all the facts - if you see or even suspect illegal or unethical behavior or if you have a question, you have several options: Discuss the issue with your manager. Talk to any other member of management, Human Resources, the Legal Department or Internal Audit. At any time, you may contact Speak Up! at www.veralto.ethicspoint.com When you ask questions or report problems you are helping to ensure Veralto achieves and sustains the highest levels of ethics and compliance, and you are helping build the foundation of our future success. Here are some other important points to keep in mind about reporting violations: No Associate should report any violation to any person who is involved in the violation. If you raise a concern and the issue is not resolved, you should raise it through another channel. How to Use Speak Up! The Speak Up! call center is independent from Veralto and is staffed by third-party ethics and compliance specialists. Speak Up! is a confidential way to ask questions, seek guidance and report possible violations of the Code or any policies, laws, rules, or regulations. You may use Speak Up! 24 hours a day, 7 days a week. When you contact Speak Up! the operator will listen, ask questions if necessary, and then write a summary report. The summary will then be provided to Veralto for assessment and further action. You can also file a complaint or submit an inquiry electronically by going to www.veralto.ethicspoint.com. You can choose to call anonymously, where allowed by local law. Unless you choose to identify yourself, Veralto will not be able to determine who called, or who logged in to Speak Up! It is important to provide as many details as possible (e.g., who, what, when, where). Since Veralto may need additional information, you will be assigned a report number and asked to call back at a later date to answer any follow-up questions. Asking Questions and Reporting Concerns

11Veralto Code of Conduct | Growing Through Integrity Confidentiality Any information provided through Speak Up! or through any other reporting channel will be treated confidentially. In some instances, if an investigation is needed, information may be shared on a need to know basis. Veralto may be required by law to report certain types of activities. Retaliation is Prohibited Veralto will not tolerate retaliation against anyone who reports a problem in good faith, nor will we tolerate retaliation against anyone who participates in an investigation. If you believe you have been retaliated against or have witnessed retaliation, report it to management or use any of the resources listed in the Code. Making a report in “good faith” means that you provide all the information that you have and you report honestly, regardless of whether the investigation of your report uncovers any actual misconduct. Q: Three months ago, I used Speak Up! anonymously. I was concerned that my manager might have awarded a contract to a company owned by his friend. It was investigated and I understand some action was taken. Since then other associates have stopped speaking to me and copying me on important communications, and I am worried this will affect my performance. I feel that my colleagues know I made the report and are retaliating. Is it retaliation? What should I do? A: This could be a case of retaliation. If you do not feel comfortable raising the issue with your manager or your Human Resources business partner, use Speak Up! or any of the other resources listed in the Code. A thorough investigation will take place to find out what has led to your colleagues’ behavior. If the investigation determines that they were retaliating because of your report, appropriate action will be taken. Accountability and Discipline When a violation of the Code, policies or the law occurs, appropriate disciplinary action will be taken, up to and including termination of employment consistent with applicable laws. Certain actions may also result in legal proceedings, penalties or criminal prosecution.

Our Team

13Veralto Code of Conduct | Our Team At Veralto, we understand that to succeed we must attract and retain outstanding associates and create a work environment where they can thrive and innovate. This means building teams that represent diverse backgrounds, perspectives, skills and experiences and helping them to work together free from any fear of improper harassment and discrimination. Do your part to help create a culture of respect, inclusion, dignity and fairness. Take a clear stand against offensive messages, comments, and inappropriate jokes. Such actions are inconsistent with our culture and undermine the team environment we have all worked so hard to create. If you are in a leadership position be sure to base employment decisions on job qualifications and merit. Veralto complies with all applicable employment, labor and immigration laws, and we expect all associates to do the same. Regardless of geographic location, all employment-related decisions must be based on job-related qualifications, without regard to protected characteristics such as race, color, national origin, religion, sex, gender, age, marital status, disability, veteran status, citizenship status, sexual orientation, gender identity, or any other characteristic protected by law. Our Values start with our people. We all succeed when our actions serve humanity with purpose and integrity. Respect in the Workplace

14Veralto Code of Conduct | Our Team Diversity, Equity and Inclusion Veralto is global. We build our teams by seeking out a wide range of unique backgrounds, perspectives, skills and experiences. This allows us to attract talent that is as diverse as the markets and customers we serve. We create an inclusive culture when we respect the talents and abilities of others. At Veralto, we define diversity as everything that is unique about us that makes us who we are including how we think, our work ethic, where we are from, our experiences, what we look like, and how we identify. We do not discriminate based on legally protected characteristics. We define inclusion as the process of creating a culture and environment that is open-minded and respectful without judgment. Within this culture every associate has the ability to harness his/her unique talents, is made to feel wholly included and is recognized as a valuable member of the team. Each of us can help build and maintain this inclusive culture. Value the input of others. Listen to the many voices that represent our customers and their needs. Help create a work environment where fresh ideas can drive innovative technologies and new products. Be committed to the ideals of diversity and inclusion, and to learning, improving and striving for better. Q: I believe that a vacancy in my team would not be suitable for a single parent, as it involves a lot of travel. This is not about prejudice, but practicality. Am I obliged to interview single parent candidates out of courtesy? A: You are obliged to interview all candidates whose qualifications meet the requirements of the job – not on the basis of personal opinion or preference. Making assumptions may represent the application of personal filters that could violate our principles and may even be unlawful. Just as important, failing to interview a suitably qualified candidate risks missing out on appointing the best, most qualified person for the job. Q: One of my co-workers sends e-mails containing jokes and derogatory comments about certain nationalities. They make me uncomfortable, and I usually delete them. No one else has spoken up about them. Should I do more? A: You should notify your manager and/or Human Resources. Sending such jokes violates our standards including our commitment to a workplace free of improper discrimination and harassment and also is an improper use of our email systems. By doing nothing you are contributing to the erosion of our positive team environment that we all have worked hard to create

15Veralto Code of Conduct | Our Team Harassment Although legal definitions of harassment may differ from country to country, “harassment” at Veralto includes any unwelcome conduct toward another person that creates an intimidating, hostile or offensive work environment. It is important to note that harassment can be physical, spoken or written, and in-person or through other means, such as email. Harassment does not need to be sexual in nature. Potentially offensive behavior includes sexual advances, racial slurs or negative comments or jokes about subjects such as race, religion, ethnicity or sexual orientation. We will not tolerate such conduct, regardless of whether such conduct is illegal under local law in the country in which the conduct occurs. . Q: While on a business trip, a colleague of mine repeatedly asked me out for drinks and made comments about my appearance that made me uncomfortable. I asked him to stop, but he wouldn’t. We were not in the office and it was ‘after hours’ so I wasn’t sure what I should do. A: This type of conduct is not acceptable, whether during working hours or in any work-related situation including business trips. Tell your colleague such actions are inappropriate and must be stopped, and you should report the problem using any of the appropriate channels. Q: I just learned that a good friend and colleague has been accused of sexual harassment and that an investigation is being launched. I can’t believe it’s true and I think it’s only fair that I give my friend an advance warning so he can defend himself. Don’t I have a responsibility as a friend to tell him? A: Under no circumstances should you give him a warning about the investigation. Your friend will be given the opportunity to respond to these allegations and every effort will be made to conduct a fair and impartial investigation. An allegation of sexual harassment is a very serious matter with implications for the individual and for Veralto. Alerting your friend could compromise the investigation.

16Veralto Code of Conduct | Our Team Health and Safety We are committed to providing a healthy and safe workplace for associates and others who visit our facilities. Our commitment to health and safety is everyone’s job. Look out for one another, work together to help ensure that our operations are safe, and “Stop, Think and Speak Up” when you are concerned or uncertain about potential hazards in your work area Help maintain a safe workplace; be proactive to help prevent workplace injuries, whether you work in a Veralto facility or in the field. Know the emergency and security procedures that apply where you work. Never by-pass or work around safety or security devices or procedures. Understand and adhere to your OpCo’s driving and travel policies when driving or traveling on Company business Ensure that your performance is not impaired by alcohol or any drugs, including prescriptions and over-the- counter medications, while conducting Veralto business. Alcoholic beverages are only allowed for moderate consumption at Company-sponsored events. Help contractors, customers and others we work with understand and follow our safety procedures. If you are injured on the job, notify your manager immediately, no matter how minor. Never assume that someone else has made the report.

17Veralto Code of Conduct | Our Team Workplace Violence Violence of any kind has no place at Veralto. We will not tolerate: Threatening or intimidating others at any time, whether physically or verbally, for any reason. Acts of vandalism, arson, or other criminal activities. Weapons are not allowed on Veralto property unless specifically authorized by the Company and subject to applicable law. Q: I have noticed some practices in my area that do not seem safe. Who can I speak to? I am new here and I do not want to be considered a troublemaker. A: Discuss your concerns with your manager or report your concerns to the OpCo EHS manager. There may be very good reasons for the practices, but it is important to remember that at Veralto raising a concern about safety is never viewed as causing trouble - it is being responsible. If your concerns are not resolved by notifying your manager, use Speak Up! or contact any of the other resources listed in the Code. Q: A co-worker seems to be under the influence of drugs. I am worried that she might cause a safety problem and hurt herself or others. What should I do? A: You are right to be concerned. If you believe there is a safety risk, speak with your manager immediately. Anyone on the job who is impaired by alcohol or any drugs – legal or illegal – could be a safety risk. Steps need to be taken immediately to address the problem.

18Veralto Code of Conduct | Our Team Data Privacy We are committed to a culture that protects the privacy of our associates, customers and business partners. We must always handle their Personal Data with care and protect the Personal Data that is entrusted to us. Data privacy laws cover how we can collect, store, use, share, transfer, protect and dispose of Personal Data, and we must comply with these legal requirements everywhere we operate. The data we collect, use, and store about our associates, customers, and business partners (to include third parties, channel partners and vendors) are Company Confidential, and should never be shared with individuals or parties that do not have authorization to access it and it should not be use for anything other than legitimate business purposes. How we collect, use, and store customer and associate Personal Data must also be specified in our customer and associate facing data privacy notices. Keep personal data safe, secure, and accurate. Collect, access, use, and store personal data for legitimate business purposes only. Adhere to applicable data privacy laws, our data privacy policies, and privacy notices when working with Personal Data. Use secure tools to share Personal Data with individuals inside or outside of Veralto, and limit access to only authorized individuals. When we use third parties to provide services for us, they must be obligated to maintain privacy protections to the Personal Data we share. If you believe Personal Data has been used in violation of our policies you must notify your manager, Privacy Leader, the Legal Department, or use Speak Up! Q: In order to save time, we have been using an open SharePoint instance where we manage HR cases across the business. We only provided the link to those that need access, but it would be accessible to anyone that searches for it. I do not want to get anyone into trouble, but I do not think it is right that associates’ personal data and sensitive data are left for all to see. What should I do? A: Protecting confidentiality and privacy is the responsibility of everyone. Immediately notify your Privacy Leader, the Legal Department or use Speak Up!, so this risk can be effectively mitigated, and the right solution can be provided to your team to manage associates’ personal data and sensitive data moving forward.

Our Customers and Partners

20Veralto Code of Conduct | Our Customers and Partners Our suppliers and business partners make significant contributions to our success. To create an environment where they have an incentive to continue to work with us, they must be confident that they will be treated lawfully and ethically. This means that we must never take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of facts, or any other unfair business practices. Purchase supplies and select business partners based on need, quality, service, price, terms and other relevant conditions. Make vendor-related decisions in the best interest of Veralto, not for any personal benefit or gain for you or a family member. Protect our confidential information, proprietary information, and trade secrets including, where appropriate, with a confidentiality agreement. Also, safeguard any confidential information or personal data that a supplier provides to Veralto. Watch for any signs that our business partners are violating applicable laws and regulations, including bribery and corruption, environmental, employment, human rights and safety laws. If you have any questions or concerns about a supplier’s actions, discuss the matter with your manager. Meeting and exceeding our customers’ expectations begins with listening. This enables us to unlock ingenuity for customer success. Fair Dealing and Supplier Relations

21Veralto Code of Conduct | Our Customers and Partners We will only do business with suppliers that comply with applicable legal requirements and meet our standards, including our standards relating to human rights, labor, the environment, health and safety. Our expectations for our suppliers are set forth in the Veralto Supplier Code of Conduct. Q: A representative of one of our suppliers claims they can help us win a contract with a customer. I think they are planning to offer lavish travel and entertainment to one of the customer’s vice-presidents. Should I do anything about this? A: Yes. We never win contracts in a way that is inappropriate and might even involve an illegal bribe. We will need to evaluate our relationship with the supplier to make sure that this individual’s activities are not indicative of the way the supplier operates. We also need to tell the customer without delay that this supplier was not acting on our behalf. You need to discuss the situation immediately with the Legal Department.

22Veralto Code of Conduct | Our Customers and Partners Regulatory Requirements Veralto follows all laws and regulatory requirements governing the development, manufacturing, distribution, marketing, government contracting, sale and promotion of our products. We are also committed to maintaining an open, constructive and professional relationship with regulators on matters of regulatory policy and submissions. Some Veralto Operating Companies produce and sell products that are regulated by the United States Food and Drug Administration (the FDA), and by similar agencies in other countries. The product quality and safety requirements for these products are extensive and complex, and failure to comply can have significant consequences. Always be sure that FDA regulated products strictly comply with all applicable rules, regulations, and guidance. Product Quality and Safety Our FDA product customers rely on Veralto for industry- leading safety, product quality and reliability. Each of us has a role to play to ensure that we are accountable for the quality of our products. We also hold our suppliers and distributors accountable to ensure the quality of the products and services they provide. If you learn of any quality problem associated with our products, you have a responsibility to promptly report it to Operating Company’s customer service or complaint handling unit.

23Veralto Code of Conduct | Our Customers and Partners Doing Business with the Government Special legal and contracting rules often apply to our dealings with governments. These include bidding or procurement requirements, special billing and accounting rules, and restrictions on subcontractors or agents we may engage. Regardless of what the laws may be in your location, you must respect these fundamental principles: Always participate in government procurements with the utmost integrity and honesty. Never attempt to win a government contract or even influence tender specifications by offering anything of value to a government employee or any relative or associate of a government employee. Never attempt to obtain information improperly to give Veralto an unfair competitive advantage in a government procurement. Always be truthful and accurate in all written and oral communications with government officials and agencies. Keep all required records. Strictly follow the terms of government contracts. For example, do not make any substitutions for the goods and services to be delivered, or deviate from requirements, without written approval. Contact the Legal Department if you have any questions.

24Veralto Code of Conduct | Our Customers and Partners Cooperating with Investigations Always cooperate with government authorities in connection with requests for information or inspections. When responding to a government request, tell the truth and never mislead anyone, impede their work, or conceal, destroy or alter documents. Notify the Legal Department whenever there is a non-routine government request for information or visit. Wherever you are located, if you are pursuing government business for Veralto, or are responsible for performing work under a government contract, you are responsible for knowing and following all applicable government procurement and contracting laws. Q: The technical manager working for a local municipality, wants to see our latest technology. They are paying for their own flights and hotel accommodation, but would like us to provide administrative support and local transportation. They also expect us to entertain them in the evening. Is this appropriate? A: The first thing to note is that since this involves an employee of a local government, the technical manager is a government representative. You can support visits of government and state company delegations to our offices and sites, but only if all items are approved in advance by the Legal Department. It is also permissible to promote, demonstrate and explain the benefits of our products or technology to government employees who are decision-makers or potential partners, but you must not try to influence them by offering personal benefits. Discuss the situation with the Legal Department before taking any further action.

25Veralto Code of Conduct | Our Customers and Partners Conflicts of Interest A “conflict of interest” occurs when an Associate’s private interest interferes in any way or even appears to interfere with the interests of Veralto. The existence of a real or potential conflict of interest is not necessarily a violation of our Code. However, continuing to work for Veralto in any role, or participating in any decision, that involves that conflict of interest without disclosing it is a violation. For questions and disclosures regarding conflicts of interest, please contact the Legal Department. Disclosures and Approval Associates are prohibited from working for Veralto in any role, or participating in any decision, that involves a conflict of interest, unless the conflict has been escalated and fully disclosed to the Associate’s manager; that manager has approved the proposed activity; and the Associate follows any special procedures required by the manager to mitigate the conflict. Please refer to your Platform’s Conflict of Interest Policy for additional guidance. In addition, Operating Company (“OpCo”) Leadership Team members with potential conflicts must also receive written approval from the Veralto General Counsel for Global Business. Platform and Veralto Corporation associates must receive written approval from the Veralto General Counsel or Chief Compliance Officer. It is not possible to list every situation that could present a conflict, but there are certain situations where conflicts are more common. Being able to recognize a potential conflict can help you avoid one. Below are some common examples and guidance: Outside employment – You must not create any business or work for any company other than Veralto or Veralto companies, that competes with or intends to compete with Veralto or that interferes with your work at Veralto. Board service – Associates may not serve on the board of directors of any for-profit, non-Veralto company, unless approved in advance by the Veralto Corporation Senior Vice President with responsibility for the associate’s business, or in the case of a Veralto Corporation, the Veralto General Counsel or Veralto Chief Compliance Officer. Financial interests – It may be a conflict if you, a close friend, or an immediate family member holds a financial interest in a company that does business with or could otherwise affect Veralto business. Business with relatives – You should not supervise immediate family members or have an immediate family member indirectly reporting to you unless the situation has been reviewed and approved.

26Veralto Code of Conduct | Our Customers and Partners Business opportunities – Never take personal advantage of information and business opportunities that you learn about through your work at Veralto, nor should you share such information with anyone else for their own personal benefit. These opportunities belong to Veralto. Specifically, Associates may not: • Take for themselves personally opportunities that are discovered through the use of Veralto property, information or position • Use Veralto property, information, or position for personal gain • Compete with Veralto. Be proactive and whenever possible avoid situations that can lead to even the appearance of a conflict of interest. If you find yourself in a potential conflict of interest situation, disclose the conflict according to our Conflict of Interest policy. Q: I own widely traded mutual funds and they include investments in some of our competitors and other companies that we do business with. Is this a conflict? A: It is very unlikely that this would be a conflict. It is not a conflict of interest as long as your interest is limited to ownership of publicly traded securities (such as common stock or preferred stock) which constitute less than two percent of the applicable class. In addition, since your investment is through a widely traded mutual fund, you are not in a position to influence any decisions made by the other companies. Q: I am not sure what is meant by the term ‘immediate family member’? Do conflicts of interest include people I have close personal relationships with as well as actual relatives? A: When we refer to ‘immediate family member’ we include spouses, domestic partners, children, stepchildren, parents, stepparents, siblings, in-laws and any other people related to you who live in the same home. More generally, our conflicts of interest policy is meant to cover any close relationships that may create an actual or apparent conflict of interest. While it is impossible to anticipate every circumstance, you should be concerned if any activity or relationship interferes – or could be perceived by others to interfere - with your objectivity. If you have any concern at all about any personal relationship, raise it with your manager. Q: A colleague’s son has just joined our team. Is this allowed? A: Relatives can work in the same team or operating unit. However, if a relative is in a position to hire, supervise or influence the management or compensation of another relative that constitutes a conflict of interest that must be disclosed and addressed as described above.

27Veralto Code of Conduct | Our Customers and Partners Gifts and Entertainment An occasional gift or entertainment is often viewed as a normal part of doing business, but sometimes even a well-intentioned gift can be inappropriate and in violation of our policy or the law. At Veralto, associates may only exchange modestly valued gifts and entertainment that are a reasonable complement to business relationships, and do not improperly influence others. We do not accept or provide gifts or entertainment if the intent is to bias a decision or is in return for any business, services or confidential information. When exchanging gifts and entertainment, all of the following guidelines must be met: It must be modest in value and not frequent. It must not appear to influence or give the appearance of influencing the business judgment of the recipient. There must be a reasonable business purpose. Always make sure records of gifts and entertainment are accurate and reflect the true nature of the transaction. The following practices are never allowed: Giving or receiving gifts or entertainment during the bidding process. Giving or accepting lavish or frequent gifts or entertainment. Giving or accepting any gift of cash or a cash equivalent (gift cards, gift certificates). Giving or accepting any gift or entertainment that could be embarrassing or reflect negatively on Veralto’s reputation or your reputation. Any gift or entertainment that violates the policies of the recipient’s organization. Giving gifts, benefits or entertainment of any kind to a government official.

28Veralto Code of Conduct | Our Customers and Partners Gifts and Entertainment – Government Officials Extra care needs to be taken when dealing with government officials. Complex rules govern the giving of gifts and entertainment to government officials (which includes employees of state-owned entities). What may be permissible for commercial customers may be illegal when dealing with governments. No gifts or other benefits, including entertainment, can be offered to government officials. Any request made to an Associate by a government official for a payment, other than legitimate taxes or fees, must be reported immediately to the Legal Department. If you have questions, contact the Legal Department immediately. Q: A supplier offered me two tickets to a Broadway show. They cannot come with me themselves, but have told me to take a friend. The tickets are probably expensive. May I accept them? A: Because the supplier is not accompanying you, the tickets are not considered entertainment but are a gift. You will need to get approval from your manager who will provide guidance in line with Veralto and the OpCo’s policies.

29Veralto Code of Conduct | Our Customers and Partners Competitive Intelligence We obtain competitive information only through legal means and never through misrepresentation, or through any behavior that could be construed as “espionage,” or “spying”. When collecting business intelligence, always live up to our standards of integrity - never engaging in fraud, misrepresentation or deception to obtain information. When we hire former employees of competitors, we must respect any legal or contractual obligation not to use or disclose the confidential information of their former employers. If you have any questions about whether certain competitive activities comply with our Code, you should immediately consult with your manager or the Legal Department. Q: I just joined Veralto after working for several years at one of our competitors. Can I share confidential and proprietary marketing information that I developed while working at my previous job which competes with my current Veralto OpCo? A: You can use the general knowledge and skills you learned in your previous job, but you cannot bring to Veralto any confidential or protected materials produced by you or anyone else for your former employer. If the marketing information is confidential, proprietary or a trade secret of your past employer, using or sharing it now would breach our policies, your obligations to your past employer, and possibly also the law. You are obliged to protect such information from your past employer just as Veralto associates are obliged to protect ours. Check with the Legal Department if you have questions about any specific information.

Our Company

31Veralto Code of Conduct | Our Company Investors, government officials and others rely on our accurate and honest books and records. Accurate information is also essential within the Company so that we can make informed business decisions. Associates with finance or accounting jobs or jobs that affect product quality have a special responsibility in this area, but all of us contribute to the process of recording business results and maintaining records. Each of us has a responsibility to ensure that the information we submit in all Veralto records is complete, accurate and understandable. To ensure that we can meet our responsibility to cooperate with audits, investigations and legal document requests, we must preserve records according to our policies, respond fully with all information requested and refrain from editing, modifying or deleting requested information. Make sure that all Company records including financial entries, expense reports and time sheets are clear and complete and do not hide the true nature of any transaction. Never record false sales, shipments, or record them early, understate or overstate known liabilities and assets, or defer recording items that should be expensed. Record Keeping and Financial Reporting We deliver results as a team, setting the bar high for ourselves and each other.

32Veralto Code of Conduct | Our Company Make sure that all engineering, quality and production records are accurate—never falsify such records or make them misleading in any way. Do not establish any unrecorded Company funds or assets, such as “slush funds” or any other types of “off the books” accounts. Associates with any role in the preparation of Veralto Corporation’s financial statements and disclosures have a responsibility to ensure that they are complete and do not contain any false or misleading statements. Never pressure, manipulate or mislead outside accountants involved in auditing or reviewing our financial statements or internal controls. Records Management and Legal Holds Business records must be retained as long as needed for business purposes, or longer if required by applicable law. Documents should only be destroyed in accordance with the record management policy of your applicable business and never in response to or in anticipation of an investigation, lawsuit or audit. If you receive a “Legal Hold” you must not alter or discard any relevant information. Contact the Legal Department if there is any doubt about the appropriateness of record destruction. Q: My manager has asked me to record an unconfirmed sale in the quarterly report to meet our targets. But the sale will not be completed until after the quarter ends. Should I do what she asks? A: No. You must always record costs and revenues in the correct time period. Reporting a sale that is not yet complete would be a misrepresentation. It could be fraud. You need to discuss your concern with your manager but if you are not comfortable doing so use Speak Up! or seek help using any of the other resources listed in the Code.

33Veralto Code of Conduct | Our Company The unauthorized release of confidential and proprietary information and/or trade secrets, can cause us to lose our competitive advantage, embarrass Veralto and damage our relationships with our customers and business partners. For these reasons, such information must be treated carefully. The following are some examples of this type of information: • Sales results, in whole or by product, • Customer lists, • Product price and cost information, • P ersonal data of our associates, customers, and suppliers, • Technical details of our systems, products and our product manufacturing processes, • Our business strategies, and • Product launch plans. Associates should ensure that they: Use and disclose confidential information only for legitimate business purposes. Properly label confidential information to indicate how it should be handled, distributed and destroyed. Do not share passwords or allow other people, including friends and family, to use our information technology resources. Do not disclose information to third parties, including business partners, without appropriate authorization and appropriate confidentiality agreements. If in doubt, check with your manager or the Legal Department. Do not discuss confidential information in public places where others may overhear or leave confidential information, computers, mobile phones or other electronic devices holding confidential information anywhere that they could be stolen or accessed by others. These obligations continue even after your employment with Veralto ends. When you leave Veralto, you must not disclose or use any Veralto confidential information and you must return all copies of materials or devices that contain Veralto confidential information. Confidential Information

34Veralto Code of Conduct | Our Company Intellectual Property Intellectual property refers to the inventions, ideas, brands, and original work that could provide a competitive advantage in the marketplace. These things are what we mean when we talk about leading edge innovation, and we must protect them from our competitors. Any unauthorized disclosure or misuse, either during or after your employment with Veralto, could be harmful to the Company or to our customers. All associates who create intellectual property must follow their Veralto Company’s policies and processes for identifying and protecting that intellectual property. Third parties entrust us with their confidential and proprietary information, and it is equally important that we handle it with care. Third-party confidential information should only be used in accordance with the specific terms of a valid license or other legal right to such use. If you have questions or concerns about the appropriate use of proprietary information or intellectual property, please discuss them with the Legal Department. Q: I frequently work with Company confidential information on project assignments. I have a tight project deadline coming up and need to work on the project over the weekend. Am I allowed to use my personal laptop at home to work on Company confidential information? A: You may only store Company confidential information on a Company issued laptop, mobile device, or portable storage device / flash drive which has the appropriate safeguards installed to protect Company confidential information. Downloading, editing, or even accessing Company confidential information on a non- Company issued device puts you and the Company at-risk to information theft or loss. It also violates the Veralto Information Security policy.

35Veralto Code of Conduct | Our Company Protect Inside Information In the course of business, you may become aware of material, nonpublic information about Veralto or other publicly traded companies. Using this information for personal gain or sharing it with others is not only unfair to other investors, it is illegal. Never buy or sell any stocks, bonds, options or other securities of any public company, including Veralto, based on material, nonpublic information. Do not pass on material, nonpublic information to others (this is known as “tipping”). Material, non-public information may include: • News of mergers, acquisitions or divestitures, • A planned offering or sale of the company’s securities, • Major regulatory actions or major litigation concerning the company, • Significant changes in management, • A major contract award or cancellation of an existing, major contract, or • Introduction of a material new product, technology or service or material developments with respect to existing products, technologies or services. In addition, certain associates are subject to “blackout periods” during which time they are not permitted to engage in trades involving Veralto securities, and may also be subject to preclearance requirements prior to trading in Veralto securities at any time. If you have any questions about whether information is material and nonpublic, contact the Legal Department. Definitions Information is material if there is a substantial likelihood that a reasonable person would consider the information important in making a decision to buy or sell securities. Information is nonpublic until one full business day after it has been widely disseminated to the public through a broadly disseminated press release and/or a report furnished to the SEC. Q: My manager asked me to prepare some financial material related to an acquisition that Veralto is considering. The information is confidential and is not yet public. Based on the information I reviewed, I think the stock of the acquisition target will go up fast once the news is made public. I know that I cannot buy stock in the company we are planning to acquire, but can I pass the news to my brother since he is not an ‘insider.’? A: No. You cannot share the news with others because it is confidential. The information may also be material, non-public information, and sharing it with others could be considered “tipping,” which is against the law and our policies.

36Veralto Code of Conduct | Our Company Each of us is entrusted with the care of Company assets. We must protect them from loss, damage, theft, waste and improper use. Any digital communication using company assets or company managed tools may not be confidential. Veralto assets include physical property, facilities, equipment, vehicles, inventory and supplies and also corporate opportunities, financial resources, intellectual property, confidential information, files, documents, information systems and data. Our assets must not be given or sold to anyone without appropriate approval. Only use authorized software, devices and procedures. Email, our information systems, and the data on them are considered Company property. You should have no expectation of personal privacy when using Company assets. Veralto has a responsibility to take necessary precautions to protect our Company assets. Limited personal use of phones, the internet, email and instant messaging is allowed as long as it does not interfere with your job, business use of the systems, or violate any Veralto policies. Officers are the only associates allowed to sign documents or exercise authority on behalf of Veralto Corporation, or authorize others to do so. In your particular business, signature authority and spending authority are also limited and assigned to certain roles or individuals. Making business commitments outside of these processes, through side deals or otherwise, is not acceptable. If you are ever in doubt as to whether you have authority to sign a document or take another action on behalf of the Company or any of its subsidiaries, do not act until you are able to establish your authority to act or you obtain appropriate approval. Q: I have an online greeting cards business that I operate from home usually on the weekends. On days when I finish lunch early, can I use my Veralto computer to process orders from the previous day? A: No. Our policies prohibit you from carrying out non-Veralto business on our information systems. You must only run your home business at home, using your own computer and systems. Use of Company Assets

37Veralto Code of Conduct | Our Company Cybersecurity We are all increasingly dependent on connected devices (laptops, tablets, mobile phones) and information systems to conduct business and communications. Each of us must do our part to protect our data and information systems from accidental and intentional misuse, abuse, tampering, disablement, or unauthorized access to our information systems and data. Make sure you follow our policies and procedures that are designed to protect our systems, applications, networks, and assets from attack, damage or unauthorized access. Follow a Think. Protect. Secure. Together mindset when utilizing company information systems and accessing company data. Never share or allow someone besides yourself to use your usernames and passwords. Be alert to phishing scams or other attempts to uncover sensitive personal or corporate information. Do not open suspicious links in emails, even if you think you know the source.

38Veralto Code of Conduct | Our Company Veralto strives to provide clear and accurate information to the media, financial analysts and the public. In addition to satisfying important legal requirements, this helps us maintain the trust of our shareholders, potential investors and government regulatory bodies. This, in turn, strengthens our corporate reputation. For these reasons, it is important that only designated associates speak publicly on behalf of Veralto. If you receive a call or request for information from a member of the media or a financial analyst, gather the relevant facts and consult with Veralto’s Corporate Communications or Veralto’s Investor Relations Department before responding. Never give the impression that you are speaking on behalf of Veralto in any communication that may become public if you are not specifically authorized to do so by an appropriate officer of Veralto Corporation. Obtain approval from Veralto’s Corporate Communications Department before making public speeches, writing articles for professional journals, or engaging in other public communications when you are speaking on behalf of Veralto. External Communications

39Veralto Code of Conduct | Our Company When making a statement on a social media platform, you do so as an individual, and should not give the appearance of speaking or acting on behalf of Veralto. Always be aware that social forums are monitored by clients, colleagues and regulators. Think carefully before you hit the ‘send’ button in an email or a text. When using social media: Use good judgment, including expressing ideas and opinions in a respectful manner. Clearly state that any opinions you express are your own and do not reflect those of Veralto. Do not disclose confidential business information about the Company, our customers, or our business partners. Do not give the appearance of representing the Company unless you have been granted specific permission to do so. Do not engage in rumor or speculation about Company matters in which you may be involved or been made aware. Q: Someone has posted a claim on an on-line social network about Veralto that I know is false. The post says that we are planning to change suppliers and not only suggests that we are endorsing the new supplier but that we are not pleased with our current supplier. I think it’s important that we correct the misinformation. Is it acceptable if I go ahead and post a response? A: While it may be tempting to correct the information and engage with the source of the misinformation, you should instead contact Veralto’s Corporate Communications Department and let them take the necessary steps. Using Social Media

Our World Safeguarding the World’s Most Vital Resources™

Veralto Code of Conduct | Our World 41 Being a responsible corporation is deeply ingrained in Veralto’s culture and business, and has been for decades. We are proud to have a reputation for being a good corporate citizen and neighbor. Sustainability is not just a phrase or slogan for us, it is central to who we are and what we do. Our innovations improve the quality of life in meaningful ways. Around the globe our businesses advance new processes and technologies, improve health and safety, and promote environmental stewardship. And locally, our associates are active in causes and organizations that make a difference in the communities where they work and live. To ensure that our sustainability efforts are aligned with our commitment to ethics and integrity, be sure to keep the following in mind: Do not make any direct or indirect contribution on behalf of the Company unless you are authorized to do so. If you volunteer to help charitable organizations, be sure that your participation is as a private citizen unless the activity is authorized or sponsored by the Company. Soliciting or pressuring customers, business partners or other associates to support your favorite charities or causes is not allowed. Through our well-established companies we solve some of the world’s most pressing issues. We continually improve for enduring impact to create a better future for all Community Involvement

Veralto Code of Conduct | Our World 42 We are committed to respecting the human rights and dignity of everyone, and we support international efforts to promote and protect human rights. We comply with all applicable laws pertaining to fair employment practices, freedom of association, privacy, collective bargaining, immigration, working time, wages and hours, as well as laws prohibiting forced, compulsory, child labor, employment discrimination and human trafficking. We will not tolerate abuse of human rights in our operations or in our supply chain. Each of us can help support efforts to eliminate human rights abuses: Report any suspicion or evidence of human rights abuses in our operations or in the operations of our business partners to your manager or use Speak Up! Remember that respect for human dignity begins with our daily interactions with one another and with our customers and business partners. It also includes promoting diversity and inclusion, accommodating disabilities and doing our part to protect the rights and dignity of everyone with whom we do business. Q: When I was visiting a new supplier, I noticed employees that were working there that seemed young. When I asked about it, I did not get a clear answer. What are my next steps? A: You did the right thing first to be on the lookout for human rights abuses and second to raise the issue with our supplier. The next step is to report the incident to the Legal Department. We are committed to human rights and to the elimination of human rights abuses, including child labor. Human Rights

Veralto Code of Conduct | Our World 43 We believe in fair, free and open competition. We gain our competitive advantages through the quality of our products, rather than through unethical or illegal business practices. Every country where we operate has laws that govern relationships with competitors, suppliers, distributors and customers. While the legal requirements vary, fair competition laws (also called antitrust, monopoly or competition laws) generally share the same objective – to ensure that markets operate efficiently by providing competitive prices, customer choice and innovation. Industry Meetings Industry and trade association meetings serve legitimate and worthwhile purposes. However, these meetings also carry risk because they bring together competitors who might discuss matters of mutual concern and potentially cross the line of what is permissible. Even joking about inappropriate topics, such as marketing or pricing strategies, could be misinterpreted and misreported. If the conversation turns to any kind of anti-competitive discussion, you should refuse to discuss the matter, leave the conversation immediately and report what happened to the Legal Department. Never talk with or signal our competitors about any aspect of our pricing, sales volumes, customers or territories. This applies even to casual conversations. Do not discuss boycotting customers, suppliers or competitors. Do not agree with a competitor to coordinate bidding, or agree with a customer or competitor not to deal with other companies. Consult with the Legal Department if you have any questions or concerns about violations of anti- competition laws. Fair Competition

Veralto Code of Conduct | Our World 44 Always work honestly and with integrity. Never offer or accept a bribe from anyone, including government officials -- and remember, we are not only responsible for our actions, but also for the actions of any third party who represents Veralto including distributors, sales agents, representatives, channel partners and logistics providers. The laws in some countries impose additional penalties for bribing government officials, but for us it is simple: offering or accepting a bribe from anyone, at any time is always wrong. Do not give or accept bribes, kickbacks, or accept or provide any other kind of improper payment. Do not pay facilitation payments. If a facilitation payment is requested, report the request to the Legal Department. Keep accurate books and records so that payments can be honestly described and documented. Be aware of our anti-corruption and bribery standards when selecting third parties that provide services on our behalf. Be vigilant and monitor their behavior. Be aware that not reporting a bribe or other illegal activity may itself be a violation of our Code. Anti-Bribery, Anti-Corruption Definitions A bribe is anything of value that is given to influence the behavior of someone in government or the private sector in order to obtain business, financial or commercial advantage. A bribe can be something other than cash. A gift, a favor, even an offer of a loan or a job could be considered a bribe. Review our policies and ask questions about what is acceptable (and what is not). Facilitation payments are typically small payments to a low- level government official that are intended to encourage the official to perform his responsibilities. A government official includes anyone who works for or is an agent of a government owned or government-controlled entity. This includes elected and appointed officials of national, municipal or local governments. It also includes officials of political parties and candidates for political offices, as well employees of a government or a state-controlled company. It is not always easy to determine who is and who is not a government official.

Veralto Code of Conduct | Our World 45 Q: I was authorized to hire a consultant to help us get the local permits needed for a new project. They asked for a $40,000 retainer to ‘help move the process along’. Should I agree to this payment? A: No. Before engaging the consultant you need to consult with the Legal Department or use Speak Up! Before agreeing to make any payment, we need to know how the money will be used. Veralto must make sure this money is not used as a bribe or any other improper payment. Q: I work in a country that is generally considered high- risk for bribery and corruption. My team needs approval from a state-owned company before we can contract with a preferred supplier of a major item of equipment. We are considering paying for several employees of the state- owned company and their spouses to travel to the U.S. for a week, to attend a day of meetings followed by shopping and sightseeing. These employees are not considered to be government officials under local law, so do I need to get advance approval? A: Yes, and you need to review the situation with the Legal Department. The definitions of a government official in the US under the Foreign Corrupt Practices Act (FCPA) and under the UK anti-bribery laws as well as similar laws of other countries may be broader than local law and therefore could include employees of the state-owned company. If this is the case, the proposed hosting of travel for the employees and their spouses would not be approved.

Veralto Code of Conduct | Our World 46 We are committed to following applicable international trade laws including import and export controls regulations, compliance with sanctions and anti-boycott laws, and anti-money laundering laws. Each of us has a responsibility to ensure that we comply with trade laws and regulations in any country where we do business. As Veralto continues to expand globally, those of us who deal with the importation of goods and export-controlled items, technology and services have an obligation to understand and comply with applicable regulations. This includes import and export laws, technology control plans, the conditions and provisos of export license authorizations that may apply to their business or facility and Veralto’s Import and Export Compliance Policies. Export Regulations All associates are responsible for abiding by export laws. Export control laws govern the transfer of goods, services and technology to another country. Note that export controls govern many types of exchanges of information across national borders, including email transmissions and web access to different servers that could contain export controlled technical data. The U.S. also controls the transmission of certain export controlled technical data to non-U.S.-persons within the United States. International Trade

Veralto Code of Conduct | Our World 47 Import Regulations All associates are responsible for abiding by import laws. I. Import laws and regulations govern the importation of goods. Such laws ensure only admissible goods enter the importing country, and that the correct amount of duties and taxes are paid on those goods. We must maintain, among other things, accurate information on the commodity/nomenclature, commercial value and country of origin of all imported goods. Export and Import Regulations If you are involved in the transfer of goods or services across national borders on behalf of our company or our customers, you must comply with these laws, regardless of where you are located. If U.S. law conflicts with a local trade law, U.S. law may apply. Always consult with the Trade Compliance Team or the Legal Department for proper guidance on this subject. Anti-Money Laundering Laws Veralto complies with all laws that prohibit money laundering or financing for illegal or illegitimate purposes. “Money laundering,” is the process by which persons or groups try to conceal the proceeds of illegal activities or try to make the sources of their illegal funds look legitimate. All associates should ensure that they are conducting business with reputable customers, for legitimate business purposes, with legitimate funds. It is important that we know and comply with all laws and regulations intended to prevent money laundering. This means we must make and receive payments for goods and services only via approved and documented payment practices, and we must be vigilant and exercise good judgment when dealing with unusual customer transactions. Check for “red flags” such as requests from a potential customer or supplier for cash payments or other unusual payment terms. If you suspect money laundering activities, speak up and report it.

Veralto Code of Conduct | Our World 48 We believe in the right of associates to participate in the political process. You are encouraged to be active in charitable and political activities on your own time and at your own expense. Consistent with applicable laws, Veralto will exercise its right to make its position known on relevant issues. When doing so, we follow all lobbying laws, and may engage associates or professional lobbyists to work with government officials on our behalf. In all communications, make it clear that your political views and actions are your own and not those of Veralto. Never use Company funds, assets or facilities to support any charity, cause, political candidate or party unless approved by the Legal Department. Never pressure another Associate, customer or business partner to contribute to, support or oppose any political candidate or party. Never make a charitable or political contribution with the intent to improperly influence someone. Q: I went to a fundraising dinner for a candidate for a local government office. This candidate takes positions favorable to our interests, so can I claim the dinner on my expense report? A: No. If you did this, it would be considered a political contribution, which would violate our policies. While you are free to attend political fundraising events as an individual, you must not use Company assets or funds or give the impression that you are representing Veralto. If you think your involvement might create a conflict of interest or appear inappropriate, discuss it with your manager. Political Activity and Contributions

Veralto Code of Conduct | Our World 49 At Veralto, we strive to meet or exceed applicable environmental laws, regulations and permit requirements, and we use environmentally sound practices to ensure the protection of the environment. Associates who work directly with regulated materials have specific responsibilities to ensure they are used, stored, transported and disposed of in a legal, safe and responsible way. All associates should be proactive and look for ways that we can reduce waste and use energy, water and natural resources more efficiently. In addition to environmental compliance, Veralto is also committed to sustainability in all our operations. Our commitment to environmental protection and sustainability includes: Continuous improvement in environmental performance and minimization of waste, water consumption and energy use, Prevention of pollution, Integration of sound environmental practices into our business practices including procurement and product design, testing, manufacturing and support, and Consideration of environmental impacts in the course of developing new products or processes, in selecting production materials, and before buying, leasing or selling property. Environmental Protection and Sustainability

A Final Word

Veralto Code of Conduct | A Final Word 51 We want to thank you for reviewing our Code of Conduct. We hope it is a useful resource for you to use when you have questions or are faced with a difficult ethics and compliance business decisions. Always remember all the resources mentioned throughout the Code are available to help. If you have any questions about a specific topic or suggestions about how we can improve our ethics and compliance initiatives, please do not hesitate to contact one of us. Thank you, Sylvia Stein Senior Vice President, General Counsel A Final Word

Veralto Code of Conduct | A Final Word 52 The Veralto Code of Conduct is endorsed by and has the full support of the Veralto Board of Directors. The Veralto Board of Directors is responsible for overseeing ethics and compliance at Veralto. The Ethics and Compliance team, among other responsibilities, applies and interprets the Code, manages the intake and investigation of Speak Up! questions and concerns, develops and disseminates ethics and compliance trainings and communications, and assists with the design and implementation of preventative compliance measures. The Veralto Ethics and Compliance team is managed by the Chief Compliance Officer. The General Counsel has direct access and reporting obligations to the Board of Directors and appropriate Board committee. In administering the Code, the Ethics and Compliance team works closely with other Corporate, Platform and Operating Company functions including Legal, Human Resources, Internal Audit, Finance and other groups focused on ensuring and monitoring compliance. Ethics and Compliance at Veralto

Veralto Code of Conduct | A Final Word 53 Additional resources are located within the Platform or the OpCo. Visit the Integrity and Compliance page on Veralto Connect for a list of all Compliance Resources. For general inquiries, please contact integrity.answers@veralto.com Speak Up! The Speak Up! Program is in place for you to ask questions, seek guidance, and to report your concerns in an anonymous and confidential way. Associates are encouraged and expected to ask questions when unsure about any ethics or compliance issue, and are required to report actual or potential violations of law, our Code of Conduct or other Veralto policy. In bringing questions or violations to management’s attention, you are helping to ensure Veralto and our Operating Companies achieve and sustain the highest levels of ethics and compliance, and you are helping build the foundation of our future success! Associates are required to use Speak Up! to report: • Accounting, record keeping and auditing irregularities • Expense reporting fraud or irregularities • Bribery, corruption or illegal payments • Inappropriate documentation practices • Inaccurate Financial records (or the intention to file inaccurate or irregular financial records) • Criminal conduct • Violations of law • Discrimination and Workplace harassment • Product quality issues • Manufacturing practices • Violation of (or the non-adherence to) Environmental, Health and Safety (EHS) standards • Conflicts of interest • Theft or fraud • Workplace violence • Substance abuse Additional Ethics and Compliance Resources

Veralto Code of Conduct | A Final Word 54 How to Report an Issue You may report any issues to your immediate manager, or to any of the following resources: • Another manager at your Veralto Company • Human Resources or Legal/Compliance Department at your Veralto Company • Any member of Veralto Corporation management • Any member of the Veralto Corporation Internal Audit Staff • Integrity and Compliance Helpline at www.veralto. ethicspoint.com • Any member of the Veralto Corporation Board of Directors Please note that our Speak Up! Program is administered by a third party provider and NOT by Veralto to preserve the anonymity and confidentiality of your report. You are encouraged to submit reports relating to violations stated in our Code of Conduct, as well as asking for guidance related to policies and procedure and providing positive suggestions and stories. The information you provide will be sent to Veralto by our third party provider on a totally confidential and anonymous basis if you should choose. You have our guarantee that your comments will be heard. Speak Up! phone numbers are subject to change without prior notice but you can always find the most current information at: www.veralto.ethicspoint.com

Veralto Code of Conduct | A Final Word 55 Veralto supports associates right to speak out about matters of public concern or engage in certain activities related to the terms and conditions of their employment. Nothing in the Code or in any of our policies is intended to limit or interfere with the right to engage in activities protected under Section 7 of the U.S. National Labor Relations Act, or any other local laws or applicable regulations, such as discussions related to wages, hours, working conditions, health hazards and safety issues. The existence and content of the Code will be disclosed to shareholders and will be available on Veralto’s website. In limited circumstances, Veralto may waive provisions of our Code of Conduct. All waivers require the pre-approval of the Veralto Corporation Board of Directors, Chief Executive Officer or General Counsel in writing, and a waiver for a Veralto Corporation director or executive officer may be made only by the Veralto Corporation Board of Directors or by a committee of the Board. All waivers will be promptly disclosed to the extent required by law or the New York Stock Exchange. Our Code of Conduct does not give any contractual rights or alter the employment relationship an Associate has with his or her employing Veralto Company (except to the extent our Code is incorporated into any employment agreement, collective bargaining or labor agreement or similar agreement which governs employment). Associates are free to voluntarily resign employment subject to any legal or contractual obligations. Similarly, the Company may terminate employment at any time it believes that it is in the best interests of the business to do so, subject to applicable laws and any employment agreement which governs employment. Wherever used in our Code, the term “employment agreement” refers to not only employment agreements but also all applicable collective bargaining or labor agreements and similar agreements. The provisions of the Code are in addition to, and do not modify, replace or supersede other policies or procedures.

© 2023 Veralto. All Rights Reserved